Exhibit 99.1

Zayo Group ANNOUNCES COMPLETION OF TERM LOAN REPRICING

BOULDER, Colo. – July 20, 2017 – Zayo Group, LLC (“Zayo”), a direct subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO) and global provider of communications infrastructure services, announced today that it has successfully completed the repricing of the outstanding $1.1 billion of term loans under the 2017 Incremental Refinancing B-2 Term Facility and the 2017 Incremental Acquisition Term Facility under its existing credit agreement, which trade together as the B-2 tranche.

The $1.1 billion term loan tranche was repriced at par and will bear interest at a rate of LIBOR plus 2.25 percent, with a minimum LIBOR rate of 1.00 percent.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud infrastructure to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 122,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud infrastructure in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services.

Zayo Group Contacts

Media:	Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Investors:	Brad Korch, Investor Relations
720-306-7556
IR@zayo.com